Exhibit 10.1

SEPARATION AGREEMENT

In connection with my resignation and in order to settle as fully as possible all known and unknown claims I might have against Novatel Wireless, Inc. (Company) and all related parties, the Company and I, George Weinert, agree as follows:

(a) The Company will pay or provide the following things to me after this Separation Agreement becomes effective, at least to some of which I am not otherwise entitled. The Company will withhold taxes and report amounts to tax authorities as it determines it is required to do.

(b) Cash Payment: In exchange for releasing the claims described in paragraph (d), the Company will pay me the gross sum payment of $165,000.00, less applicable withholdings, (Separation Payment). The Separation Payment will be paid to me in one lump sum payment on the first business day after expiration of the seven-day revocation period described in paragraph (f), or as soon thereafter as practicable; provided that I have signed, returned and not revoked my assent to this Separation Agreement.

(c) Compensation and Benefit Plans: I hereby resign my employment with the Company effective on December 8, 2008 (Termination Date). I will continue to receive my present base salary through the Termination Date. As of the Termination Date, I will cease to be eligible to participate in any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, disability, retirement, and other compensation or benefit plans sponsored or maintained by the Company or any affiliate and I will have no rights under any of those plans, except as follows:

(i) Group Insurance: I will have the right to purchase for myself and my eligible dependents continued coverage under the Company-sponsored medical, dental, or vision plan in which I participated on the day prior to my Termination Date (COBRA Continuation Coverage), provided that I timely elect and pay for such coverage in accordance with the terms and conditions of such COBRA Continuation Coverage. I understand that I will be subject to the terms and conditions of such COBRA Continuation Coverage, including without limitation, the right of the Company to increase premiums, change or reduce benefits or terminate the health plan at any time.

(ii) Accrued Vacation: I will receive a payment of $44,002.77 for my unused accrued vacation time.

(iii) Qualified Plan Retirement Benefits: I will be entitled to a distribution of my vested account balance in the 401(k) retirement plan maintained by the Company (401(k) Plan) in accordance with the terms and conditions of the plan. I understand that as long as I maintain an account in the 401(k) Plan, I will be subject to the terms and conditions of such plan, including without limitation, the right of the Company to amend or terminate the 401(k) Plan at any time.

(iv) Stock Options and Restricted Stock Units: I will retain whatever rights I may have to exercise options to purchase Company stock previously granted to me in writing which are vested as of the Termination Date, and all rights associated with such vested options, as determined under the official terms of the stock option grants and related plan documents. I will retain whatever rights I may have to any shares of common stock of the Company that have been issued to me as of the Termination Date as the result of the vesting of restricted stock units.

Payments made under this Separation Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in any such program or plan to the contrary.

(d) Release: I release (i.e., give up) all known and unknown claims that I presently have against the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties), except claims that the law does not permit me to waive by signing this Separation Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and similar state or local laws, such as the California Fair Employment and Housing Act, the California Labor Code, and any applicable California Industrial Welfare Commission Order. This provision is a general release of all claims I may have presently existing against the Company, to the maximum extent permitted by law. This release, however, shall not bar or affect any claims I may have for reimbursement of business expenses under California Labor Code § 2802, for workers compensation or unemployment insurance benefits, for claims arising under § 7 of the National Labor Relations Act, as amended, or any other claim that, by virtue of statute, public policy or otherwise, may not be released by an agreement knowingly and voluntarily entered into by the parties.

I further expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the foregoing, nothing in this Release shall affect, limit, release or expand any right I have for indemnity for any act or omission made in the course of my duties to the Company, whether created by statute or written agreement with the Company. Further, nothing contained in the foregoing shall affect, limit, release or expand any right I may have pursuant to any policy of liability insurance maintained by the Company.

(e) Representations and Promises: I acknowledge and agree that:

(i) This Separation Agreement is the entire agreement relating to my service with the Company and any claims that I might have with respect to the Company and the Released Parties. This Separation Agreement only may be amended by a written agreement that the Company and I sign. This Separation Agreement is a legally admissible, enforceable agreement governed by Federal law and the laws of California.

(ii) When I decided to sign this Separation Agreement, I was not relying on any representations that were not in this Separation Agreement.

(iii) I understand that the Company in the future may improve employee benefits or pay. I understand that my old job may be refilled.

(iv) I have not been told that the Company or any Released Party ever will employ me in the future. I promise not to seek employment with them unless they personally ask me to do so in writing.

(v) I have been paid all wages, overtime, commissions, bonuses, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.

(vi) This Separation Agreement is not an admission of wrongdoing by the Company or any other Released Party.

(vii) I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(viii) If the Company or I successfully assert that any provision in this Separation Agreement is void, the rest of the Separation Agreement shall remain valid and enforceable unless the other party to this Separation Agreement elects to cancel it.

(ix) If I initially did not think any representation I am making in this Separation Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Separation Agreement. I have carefully read this Separation Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in section (g), below started when I first was given this Separation Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Separation Agreement. I acknowledge that the Company would not have given me the special payments or benefits I am getting in exchange for this Separation Agreement but for my representations and promises I am making by signing it. I understand that only I, and not the Company, need to sign this document for it to be binding.

(x) I will not disclose the terms or amount of this Separation Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Separation Agreement or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a disclosure obligation or request within seven days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

(xi) I agree to indemnify the Company for all expenses, penalties, or interest charges it incurs as a result of my failure to pay income or other taxes on amounts paid to me under this Separation Agreement. I agree not to make any claim against the Company or any other person based on how the Company reports that amount or withholds taxes from it, or if an adverse determination is made as to the tax treatment of any amounts payable under this Separation Agreement. I agree that the Company has no duty to try to prevent such an adverse determination.

(f) I have been advised and understand that I have 21 days after my receipt of this Separation Agreement to consider whether or not to sign the agreement. I may sign the agreement at any time within the 21 day period. After I sign the agreement, I have a period of seven additional days in which to revoke my assent to the agreement by notifying the Company. This Separation Agreement will not become effective or enforceable until the seven-day revocation period has expired. I agree that if I fail to sign this Separation Agreement within 21 days after my receipt of this agreement or if I revoke my assent to this agreement, the Company’s offer of the Separation Payment will be withdrawn. I further acknowledge that I have been advised of my right to have this agreement reviewed by independent counsel of my choice.

(g) I understand and agree that nothing in this agreement shall supersede or affect any obligation on my part, contractual or otherwise, with respect to the use, disclosure or protection of any trade secrets, proprietary information or confidential information of the Company. All previous written agreements and obligations imposed on me by law or contract concerning the Company’s intellectual property shall remain in full force and effect.

(h) I understand that, to the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to me. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section. I agree that no particular tax result for me with respect to any income recognized by me in connection with this Agreement is guaranteed. I further agree that I shall be responsible for any taxes imposed on me in connection with this Agreement. I acknowledge and agree that each party to this Agreement is responsible for reviewing this Agreement for compliance with Section 409A.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS SEPARATION AGREEMENT. BEFORE SIGNING THIS SEPARATION AGREEMENT, READ IT CAREFULLY AND, IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE.

DECEMBER 29, 2008 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS SEPARATION AGREEMENT TO THE COMPANY, ATTN: CATHERINE RATCLIFFE. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

Date: December 8, 2008	/s/ George B. Weinert

Employee: George Weinert